Exhibit 10.8

MORTGAGE LOAN AGREEMENT

between

HELLER HEALTHCARE FINANCE, INC.,

a Delaware corporation,

as Lender,

AND

HEALTHMONT, INC., a Tennessee corporation

HEALTHMONT OF GEORGIA, INC., a Tennessee corporation

(dba Memorial Hospital of Adel, Memorial Convalescent Center

and Memorial Home Health)

HEALTHMONT OF TEXAS, INC., a Tennessee corporation

HEALTHMONT OF TEXAS I, LLC, a Tennessee limited liability company

(dba Dolly Vinsant Memorial Hospital)

HEALTHMONT OF OREGON I, INC., a Tennessee corporation

HEALTHMONT OF OREGON II, INC., a Tennessee corporation

HEALTHMONT OF OREGON III, INC., a Tennessee corporation

(dba Woodland Park Medical Plaza)

HEALTHMONT OF OREGON V, LLC, a Tennessee limited liability company

(dba Woodland Park Hospital)

HEALTHMONT OF OREGON IV, LLC, a Tennessee limited liability company dba Eastmoreland Hospital

$5,000,000 Loan

Memorial Hospital of Adel, 706 North Parish Avenue, Adel Georgia

Woodland Park Hospital,                             , Portland, Oregon

Eastmoreland Hospital,                             , Portland, Oregon

Dolly Vinsant Memorial Hospital, 400 East Highway 77, San Benito, Texas

Loan No. __________

MORTGAGE LOAN AGREEMENT

THIS MORTGAGE LOAN AGREEMENT (this “Agreement”) is made as of August 31, 2000 between HEALTHMONT, INC., a Tennessee corporation, HEALTHMONT OF GEORGIA, INC., a Tennessee corporation dba Memorial Hospital of Adel, Memorial Convalescent Center and Memorial Home Health, HEALTHMONT OF TEXAS, INC., a Tennessee corporation, HEALTHMONT OF TEXAS I, LLC, a Tennessee limited liability company dba Dolly Vinsant Memorial Hospital HEALTHMONT OF OREGON I, INC., a Tennessee corporation, HEALTHMONT OF OREGON II, INC., a Tennessee corporation, HEALTHMONT OF OREGON III, INC., a Tennessee corporation dba Woodland Park Medical Plaza, HEALTHMONT OF OREGON V, LLC, a Tennessee limited liability company dba Woodland Park Hospital, HEALTHMONT OF OREGON IV, LLC, a Tennessee limited liability company dba Eastmoreland Hospital (collectively the “Borrower”), and HELLER HEALTHCARE FINANCE, INC., a Delaware corporation (“Lender”).

RECITALS

A. Lender has agreed to make (i) a mortgage loan (the “Loan”) of Five Million Dollars ($5,000,000) to Borrower subject to the terms and conditions contained herein, and (ii) a revolving credit loan (the “Revolving Loan”) of Eight Million Dollars ($8,000,000), subject to the terms and conditions contained in that certain Revolving Loan Agreement (the “Revolving Loan Agreement”) dated as of even date herewith. The Loan is evidenced by that certain Secured Term Note of even date herewith in the original principal amount of FIVE MILLION DOLLARS ($5,000,000) ( the “Note”) and the Revolving Loan is evidenced by that certain Revolving Credit Note of even date herewith in the original principal amount of EIGHT MILLION DOLLARS ($8,000,000) (the “Revolving Credit Note”). The terms and provisions of the Note are hereby incorporated herein by reference in this Agreement.

B. Borrower is or on the Closing Date will be the owner of Memorial Hospital of Adel in Adel, Georgia, Eastmoreland Hospital in Portland, Oregon, and Dolly Vinsant Memorial Hospital in San Benito, Texas (collectively, the “Mortgage Properties”), the Woodland Park Hospital in Portland, Oregon, (“Woodland”) and certain of the improvements located thereon (collectively called the “Improvements”). (The Mortgage Properties and Woodland may hereinafter be collectively referred to as the “Properties”). The Properties are more particularly described on Exhibit A attached hereto.

C. Borrower will use the proceeds of the Loan for the purpose of acquiring the Properties, funding certain capital improvements and working capital, establishing an interest reserve and paying the commitment fee and certain other legal and closing costs.

D. Borrower’s obligations under the Loan will be secured by, among other things, (a) a first priority Mortgage, Assignment of Rents and Security Agreement of even date herewith encumbering each of the Mortgage Properties (the “Mortgages”), and (b) an Assignment of Leases and Rents of even date herewith encumbering Woodland (the “Woodland Assignment”).

This Agreement, the Note, the Mortgages, the Woodland Assignment, the Environmental Indemnity, the Revolving Loan Agreement and any other documents evidencing or securing the Loan or the Revolving Loan or executed in connection therewith including without limitation the instruments and agreements identified in Section 3.1 hereof, and any modifications, renewals and extensions thereof, are referred to herein collectively as the “Loan Documents.”

E. An index of defined terms appears on the attached Schedule I. All initially capitalized terms used but not defined herein or in Schedule I shall have the meanings ascribed to them in the Note.

NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:

ARTICLE I

The Loan

1.1 Disbursements.

1.1.1 Initial Funding. The Initial Funding Amount shall be $5,000,000.00. The Closing Date shall be as set forth in the Note.

1.2 Loan Term. Unless otherwise terminated in accordance with this Agreement, the Loan Term shall run from the Closing Date through the Maturity Date.

1.2.1 Maturity Date. The Maturity Date shall be August 31, 2003.

1.3 Interest Rate. Interest shall be at a fluctuating rate per annum compounded daily (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Prime Rate plus two percent (Prime plus 2%) (the “Base Rate”). For purposes of the foregoing, the term “Prime Rate” means that rate of interest designated as such by Citibank, N.A. (the “Bank”), or any successor to the Bank, as the rate may from time to time fluctuate. If the Bank ceases to designate such a base lending rate, Lender shall reasonably select an alternate, nationally recognized commercial bank as the designator of such interest rate.

1.4 Payments. Payments of principal and interest shall be made at the time and in the manner set forth in the Note.

1.5 Prepayments of Loan. Borrower may prepay the Note in full or in part at any time without premium provided Borrower gives Lender at least five (5) days prior written notice and pays the Exit Fee.

1.6 Exit Fee. As additional consideration for entering into this Agreement and making the Loan and in lieu of a larger commitment fee, Borrower shall pay to Lender an amount equal to $100,000.00 (the “Exit Fee”) on the date payment in full of the Loan is made, whether at maturity, after maturity, upon prepayment, acceleration or otherwise.

1.7. Joint and Several Liability; Binding Obligations. Each entity comprising Borrower and executing this Agreement on behalf of Borrower shall be jointly and severally liable for all of the Obligations. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon each entity comprising Borrower, and shall be binding upon all such entities when taken together.

ARTICLE II

Security

2.1 Collateral. The Loan and all other indebtedness and obligations under the Mortgage Documents shall be secured by the following: (a) the Mortgage, (b) the Assignment of Leases, and (c) any other collateral or security described in this Agreement or in any of the other Loan Documents or required by Lender in connection with the Loan.

ARTICLE III

Conditions Precedent

Subject to the terms and conditions of this Agreement, the Closing Date shall be not later than the business day on which the following conditions precedent are satisfied:

3.1 Borrower shall have executed and delivered, or caused to be executed and delivered, to Lender three (3) originals (one (1) original of the Note) of the following documents in forms approved by Lender in its sole discretion:

3.1.1 The Note;

3.1.2 This Loan Agreement;

3.1.3 The Mortgages;

3.1.4 The Woodland Assignment;

3.1.5 That certain Environmental Indemnity Agreement dated as of the date hereof by Borrower and Borrower’s stockholders (collectively, the “Stockholder”) in favor of Lender, relating to the Mortgage Properties (the “Environmental Indemnity”);

3.1.6 That certain Assignment of Permits, Licenses and Agreements dated as of the date hereof by Borrower in favor of Lender;

3.1.7 INTENTIONALLY DELETED

3.1.8 a Landlord Estoppel letter executed by the Les Ashbar Trust, Ernest B. Martin, the Connie L. McKnight Trust Dated April 6, 1993, David L. Harris as Successor Trustee fbo

Joan K. Bailey (nka Joan L. Ayala), Marti Ridout and Jan L. Schilder, and A.E. Brim, as landlords, in form and substance satisfactory to Lender;

3.1.9 All financing statements and other documents, certificates, agreements and legal opinions reasonably deemed necessary or appropriate by Lender to effectuate the transactions contemplated under the Loan Documents;

3.1.10 An opinion of Borrower’s counsel rendered under the laws of the state or states where the Collateral is located, in form and substance satisfactory to Lender.

3.2 All representations and warranties made in writing in connection with any of the Loan Documents by or on behalf of Borrower shall be true and correct in all material respects;

3.3 Lender shall have received Uniform Commercial Code, judgment and tax lien searches from the Secretary of State and local filing offices of each jurisdiction where Borrower maintains a place of business or in which the Properties is located, which searches yield results consistent with the representations and warranties made by or on behalf of Borrower; and

3.4 Equity Investment; Cash on Hand. On the Closing Date, Borrower shall have received a minimum cash equity infusion of $8,685,0000 (including $265.000 in notes to management) and will have cash on hand of $2,500,000 (exclusive of loan proceeds).

3.5 Appraisal. Lender shall have obtained an appraisal report for Memorial Hospital of Adel, in form and content acceptable to Lender, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) and the regulations promulgated pursuant to such act.

3.6 Title Policy and Endorsements. Lender shall have received a commitment for title insurance in an amount and issued by a title insurance company satisfactory to Lender. On the Closing Date, Lender shall receive a title insurance policy (“Title Policy”), acceptable to Lender, insuring marketability of title and insuring that the lien of the Mortgage is a valid first lien on the Properties, subject only to exceptions to title approved by Lender. The Title Policy shall also contain any reinsurance and endorsements required by Lender including without limitation creditors’ rights, zoning 3.1, negative amortization, variable rate and extended coverage endorsements (Comprehensive Form 1).

3.7 Survey. Lender shall have received and approved a survey of the Properties, dated no more than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the 1992 American Land Title Association/American Congress on Surveying and Mapping Standards and certified in favor of Lender and the title insurer. The surveyor shall certify that the Properties is not in a flood hazard area as identified by the Secretary of Housing and Urban Development. The survey shall also be sufficient for the title insurer to remove the general survey exception.

3.8 Environmental Report. Lender shall have received a Phase I Environmental audit of the Properties. The audit shall (i) be addressed to Lender; (ii) state that Lender may rely thereon; and (iii) be acceptable to Lender in its sole discretion.

3.9 Leases. All leases of the Properties (“Leases”) shall be in form and substance acceptable to Lender. The attached Exhibit B, which Borrower will update through the Closing Date, describes all existing Leases. On the Closing Date, all existing Leases shall be in full force and effect and Borrower shall submit a revised and recertified rent roll.

3.10 Insurance. Borrower shall have provided Lender with and Lender shall have approved copies of certificates evidencing the insurance policies required to be delivered pursuant to the Mortgages.

3.11 Compliance with Laws. Borrower shall have submitted and Lender shall have approved (a) a final certificate of occupancy (or the equivalent) for the Properties, (b) evidence satisfactory to Lender that the Properties comply in all material respects with all applicable laws (including without limitation all building, zoning, density, land use, ordinances, regulations and planning requirements), covenants, conditions and restrictions, subdivision requirements (including without limitation parcel maps), and environmental impact and other environmental requirements.

3.12 Commitment Fee. Borrower shall have paid Lender a commitment fee in the amount of $75,000 which commitment fee shall be nonrefundable and shall be deemed fully earned upon receipt.

3.13 INTENTIONALLY DELETED

3.14 Revolving Loan Agreement. All of the Conditions Precedent set forth in Section 5.1 of the Revolving Loan Agreement shall have been satisfied.

3.15 Additional Items. Lender shall have received such other documents and information as Lender may reasonably require.

ARTICLE IV

Representations and Warranties

As an inducement to Lender to disburse the Loan, Borrower hereby represents and warrants as follows, which representations and warranties shall be true as of the Closing Date and shall remain true throughout the term of the Loan:

4.1 Organization. Borrower is a corporation/limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation, is in good standing as a foreign corporation/limited liability company in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, has the necessary power and authority to own its assets and transact the business in which it is engaged, and has obtained all certificates, licenses, permits, governmental authorizations and other qualifications required under all laws, regulations, ordinances, or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business, except where the failure to qualify will not result in a materially adverse effect.

4.2 Power. Borrower has full corporate/limited liability company power and authority to enter into, execute, and deliver this Agreement and to perform its obligations under this Agreement, to borrow the Loan, to execute and deliver the Note, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate/limited liability company action. No consent or approval of shareholders of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents.

4.3 Valid. This Agreement and all other Loan Documents constitute, and the Note, when issued and delivered pursuant to this Agreement for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

4.4 No Conflicts. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations under the Loan Documents will not, violate, conflict with, constitute a default under, or result in the creation of a lien or encumbrance upon the property of Borrower (other than for the benefit of Lender) under: (i) any provision of Borrower’s articles of Incorporation/Organization or bylaws/operating agreement, (ii) any provision of any law, rule, or regulation applicable to Borrower, or (iii) any of the following: (A) any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or its property is bound; or (B) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.

4.5 Litigation. Except as disclosed on Exhibit C hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened, against or adversely affecting Borrower’s properties or assets or the validity or enforceability of the Loan Documents, or the ability of Borrower to perform any obligations under the Loan Documents. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court, arbitration tribunal or governmental authority having jurisdiction over Borrower. Borrower is not the subject of any proceeding by any governmental agency, and no notice of any violation has been or will be issued by a governmental agency that would, directly or indirectly, or with the passage of time: (i) have a material adverse impact on Borrower’s ability to accept and/or retain patients or operate the Improvements for the licensed use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients; (ii) modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the licenses; or (iii) if applicable, affect Borrower’s continued participation in the Medicaid or Medicare programs or any other of the third-party payors’ programs, or any successor programs thereto, at current rate certifications.

4.6 Financial Statements. The most recent financial statements of Borrower and Stockholder previously delivered to Lender are true, correct and complete and fairly present the financial condition of Borrower and Stockholder and the results of Borrower’s and Stockholder’s operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”). There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of Stockholder or Borrower as of the dates of such financial statements that are not reflected in the financial statements or the notes thereto. There has been no material adverse change in the business, properties, condition (financial or otherwise) of Borrower or Stockholder since the dates of such statements.

4.7 No Defaults. Borrower is not in default under or with respect to any obligation in any respect that could be materially adverse to its business, operations, property or financial condition, or that could materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents. No Event of Default or event that, with the giving of notice or lapse of time, or both, could become an Event of Default, has occurred and is continuing.

4.8 Title. Borrower has good and marketable title to its properties and assets, including the Properties, Improvements and other Collateral, subject to no lien, mortgage, pledge, encumbrance or charge of any kind other than the Permitted Liens. Borrower has not agreed or consented to cause any of its properties or assets, whether owned now or hereafter acquired, to be subject in the future (upon the happening of a contingency or otherwise) to any lien, mortgage, pledge, encumbrance or charge of any kind other than the Permitted Liens. For the purposes hereof, “Permitted Liens” shall mean those easements, restrictions, liens, leases and encumbrances identified in Schedule B, Part I of the policy or policies of title insurance delivered to Lender as of the recordation of the Mortgages, together with the lien of any real property taxes or assessments which are not delinquent.

4.9 Taxes. Borrower has filed, or has obtained extensions for the filing of, all federal, state and other material tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date hereof. All tax liabilities of Borrower are adequately provided for on Borrower’s books. Notwithstanding the foregoing, Borrower shall not be required to pay and discharge or cause to be paid and discharged any tax, assessment, charge, levy or claim (other than payroll taxes) so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, as determined in the reasonable judgment of Lender, and Borrower shall have set aside on its books adequate reserve therefor; and provided further, that such deferment of payment is permissible only so long as Borrower’s title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s lien and priority on the Collateral are not adversely affected, altered or impaired thereby. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

4.10 Securities Laws. The use of the proceeds of the Loan and Borrower’s issuance of the Note will not, directly or indirectly, violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T, or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying “margin stock” within the meaning of those regulations. No part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for such purpose. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar governmental authority and is in full compliance with all applicable rules and regulations of such commissions.

4.11 Investment Company Act. Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

4.12 No Violations. Borrower is not in violation of any material statute, rule or regulation of any governmental authority including without limitation applicable rules, regulations and requirements of federal, state and local commissions, boards, bureaus and agencies having jurisdiction over the Improvements and of the operations of the Improvements (and including without limitation any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls) and Borrower has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where the failure to so comply would have a material adverse effect on Borrower’s financial condition or operations. The Improvements and the use thereof comply and will continue to comply in all material respects with all applicable local, state and federal building codes, fire codes, health care, senior housing and other regulatory requirements (the “Physical Plant Standards”) and no waivers of Physical Plant Standards exist at the Improvements. The Improvements have not received a “Level A” (or equivalent) violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Improvements, Stockholder or Borrower, or against any officer, director, partner, member, stockholder or affiliate of Borrower by any governmental agency during the last three calendar years, and there have been no violations over the past three years which have threatened the Improvements’, Borrower’s certification for participation in Medicare or Medicaid or other third-party payors’ programs. There are no current, pending or outstanding Medicaid, Medicare or third-party payors’ programs reimbursement audits or appeals pending at the Improvements, and there are no years that are subject to audit.

4.13 Environmental. No use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of hazardous material has occurred or is occurring on or from any of the Properties or other real property on which the Collateral is located or which is owned, leased or otherwise occupied by Borrower, or has occurred off the Properties as a result of any action of Borrower, except as described in Schedule 4.13 hereto. All hazardous material used, treated, stored, transported to or from, generated or handled on the Properties, or off the Properties by Borrower, has been disposed of by or on behalf of Borrower in a lawful manner. Except as disclosed in Schedule 4.13 hereto, there are no underground storage tanks present on or under the Properties. No other environmental, public health or safety hazards exist with respect to the Properties. Except as provided in Schedule 4.13 hereto, to the knowledge of Borrower neither the Improvements nor any of the other Collateral contain any asbestos in any form.

4.14 Places of Business. The only places of business of Borrower, and the places where it keeps and intends to keep the Collateral and records concerning the Collateral, are at the addresses set forth in Schedule 4.14 hereto, which also lists the owner of record of each such property.

4.15 Intellectual Properties. Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, and rights with respect to the foregoing necessary for the current and planned future conduct of its business, without any conflict with the rights of others. A list of all such intellectual property (indicating the nature of Borrower’s interest), as well as all outstanding franchises and licenses given by or held by Borrower, is attached as Schedule 4.15. Borrower is not in default of any obligation or undertaking with respect to such intellectual property or rights. Borrower is not infringing on any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, any rights with respect to the foregoing, or any other intellectual property rights of others and the Borrower is not aware of any infringement by others of any such rights owned by Borrower.

4.16 Shareholders. The identity of the shareholders of all classes of the outstanding capital stock of Borrower and Stockholder, together with the respective percentages held by such shareholders, are as set forth on Schedule 4.16 hereto.

4.17 Investments. Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person. Borrower is not a party to any contract or agreement, or subject to any corporate/limited liability company restriction, which adversely affects its business.

4.18 Labor. Except as set forth on Schedule 4.18, within five years before the date of this Agreement, neither the business, property or assets, or operations of Borrower or, to the best of Borrower’s knowledge, Borrower’s predecessor New American Healthcare Corporation, has been adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other Governmental Authority, directed against Borrower. Except as set forth on Schedule 4.18, there are no pending or threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business.

4.19 Business Name. Except as set forth on Schedule 4.19, within five (5) years before the date hereof, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed). Borrower is the sole owner of its name and any and all business done and invoices issued in such name are Borrower’s sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.

4.20 INTENTIONALLY DELETED

4.21 No Joint Venture. Except as set forth on Schedule 4.21, Borrower is not engaged in any joint venture or partnership with any other Person.

4.22 Permits. The Improvements participate in federal and state Medicare and Medicaid programs and have all licenses, certificates of need, permits and other regulatory approvals (collectively, “Permits”) which are necessary to operate the Improvements. To

Borrower’s knowledge, there currently exist no restrictions, deficiencies, required plans of corrective actions or other such remedial measures with respect to federal and state Medicare or Medicaid certifications or licensure. Schedule 4.22 lists all Permits. The Permits (i) may not be, and have not been, and will not be transferred to any location other than the Improvements; (ii) are not now and will not be pledged as collateral security for any other loan or indebtedness; and (iii) are held free and will remain free from restrictions or known conflicts which would materially impair the use or operation of the Improvements for the licensed use, and shall not be provisional, probationary or restricted in any way.

4.23 Recoupments. There are no Medicare or Medicaid recoupments or recoupments of any third-party payor being sought, requested or claimed, or to the Borrower’s knowledge, threatened against the Borrower, or any of its Affiliates.

4.24 Participation Agreements. Schedule 4.24 hereto, sets forth an accurate, complete and current list of all participation agreements with health maintenance organizations, insurance programs, third party payors and preferred provider organizations with respect to the Improvements. Borrower has delivered to Lender true, correct and complete copies of all such agreements listed on Schedule 4.24.

4.25 Reports. Borrower has timely filed or caused to be timely filed, all cost reports and other material reports of every kind whatsoever required by law or by written or oral contracts or otherwise to have been filed or made with respect to the Improvements. True and correct copies of all such reports for the three (3) most recent fiscal years of the providers have been furnished to Lender. Except as set forth on Schedule 4.25, there are no claims, actions or appeals pending (and Borrower has not filed any claims or reports which should result in any such claims, actions or appeals) before any commission, board or agency including without limitation any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower on or before the date hereof, or any disallowance by any commission, board or agency in connection with any audit of such cost reports.

4.26 Compliance With Laws. Except as set forth on Schedule 4.26, to Borrower’s knowledge, each of the Improvements and each of its licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of the Improvements, is in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute” (collectively, “Healthcare Laws”)). Borrower has maintained in all material respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the knowledge of Borrower, there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare

Laws. Except as set forth on Schedule 4.26, Borrower and its Affiliates and the owners of the facilities and other businesses managed by the Borrower or its Affiliates have such permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable law to own their respective properties and to conduct their respective business (including without limitation such permits as are required under such federal, state and other health care laws, and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto), and with respect to those facilities and other businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid.

4.27 Software. Borrower has the right to use, free and clear of any royalty or other payment obligations, claims or other liens, all computer software, programs and similar systems used in its operation of the Improvements, all of which are disclosed in Schedule 4.27 hereto; and to Borrower’s knowledge, Borrower is not in conflict with or in violation or infringement of an intellectual property, or any computer software, programs or similar systems disclosed on Schedule 4.27. Borrower is, without further action or the payment of additional fees, royalties or other compensation to any Person, entitled to unrestricted use of all computer software programs and similar systems currently used in the operation of the Improvements including without limitation those set forth in Schedule 4.27.

4.28 Certificate of Need. In the event that Lender acquires the Improvements through foreclosure or otherwise, neither the Borrower, Lender, nor any purchaser of the Improvements (through a foreclosure or otherwise), must obtain a certificate of need from any applicable state healthcare regulatory authority or agency (other than giving such notice required under the applicable state law or regulation) prior to applying for and receiving a license to operate the Improvements and certification to receive Medicare and Medicaid payments (and any successor program) for patients having coverage thereunder, provided that neither the services offered at the Improvements nor the number of beds operated would be changed.

4.29 Properties Access. The Properties are accessible through fully improved and dedicated roads accepted for maintenance and public use by the public authority having jurisdiction.

4.30 Utilities. All utility services necessary and sufficient for the use or operation of the Properties are available including water, storm, sanitary sewer, gas, electric and telephone facilities.

4.31 Flood Hazards/Wetlands. The Properties are not situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over the Properties.

4.32 Eminent Domain. There is no eminent domain or condemnation proceeding pending or, to the best of Borrower’s knowledge threatened, relating to the Properties.

4.33 Accuracy. Neither this Agreement nor any document, financial statement, credit information, certificate or statement furnished to Lender by Borrower contains any untrue statement of a material fact or omits to state a material fact which would affect Lender’s decision to make the Loan.

4.34 Solvency. Both before and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, Borrower (taken as a whole) (i) owns property whose fair saleable value is greater than the amount required to pay all of Borrower’s Indebtedness (including contingent debts), (ii) was and is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) had and has capital sufficient to carry on its business and transactions and all business and transactions in which it about to engage. For purposes of this Agreement, the term “Indebtedness” means, without duplication (x) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Borrower as of the date on which Indebtedness is to be determined, (y) all obligations of any other person or entity which such Borrower has guaranteed, and (z) the Obligations.

4.35 No Broker. Other than Harpeth Capital (which will be paid by Borrower), no brokerage commission or finder’s fee is owing to any broker or finder arising out of any actions or activity of Borrower in connection with the Loan. Borrower shall defend, indemnify and hold Lender harmless against from and against any and all claims for brokerage commission or finder’s fees arising out or in connection with the Loan.

4.36 Subsidiaries. Except as set forth on Schedule 4.36, Borrower has no subsidiaries.

4.37. Material Facts. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Agreement or other Loan Document not misleading. There is no fact known to Borrower that adversely affects or in the future may adversely affect the business, operations, affairs or financial condition of Borrower, or any of its properties or assets.

ARTICLE V

Affirmative Covenants

5.1. Inspection. Subject to the rights of tenants under Leases approved by Lender, Lender and its authorized agents may enter upon and inspect the Properties at all reasonable times during normal business hours upon reasonable notice given orally or in writing to Borrower. Subject to the preceding sentence, Lender, at Borrower’s expense, may retain one or more independent consultants to periodically inspect the Properties and all documents, drawings, plans, and consultants’ reports relating thereto.

5.2 Books and Records/Audits. Borrower shall keep and maintain at all times at Borrower’s address stated below, or such other place as Lender may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Properties and to provide the financial statements required to be provided to Lender pursuant to Section 5.3 below and copies of all written contracts, correspondence, reports of Lender’s independent consultant, if any, and other documents affecting the Properties. Lender and its designated agents shall have the right to inspect and copy any of the foregoing during normal business hours. Additionally, Lender may audit and determine, in Lender’s sole and absolute discretion, the accuracy of Borrower’s records and computations. The costs and expenses of any audit shall be paid by Borrower in accordance with the terms of the Revolving Loan Agreement.

5.2.1 Financial Statements; Balance Sheets. Borrower shall furnish to Lender and shall cause the Stockholder to furnish to Lender on a monthly basis or annual basis, as appropriate, such financial statements as are required under Section 6.1 of the Revolving Loan Agreement. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated.

5.3 Use of Proceeds. Borrower shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934.

5.4 Affiliate Transactions. Prior to entering into any agreement with an Affiliate pertaining to the Properties, Borrower shall deliver to Lender a copy of such agreement, which shall be satisfactory to Lender in its sole discretion. If requested by Lender, such agreement shall provide Lender the right to terminate it upon Lender’s (or its designee’s) acquisition of the Properties through foreclosure, a deed-in-lieu of foreclosure, UCC sale or otherwise. “Affiliate” means with respect to any individual, trust, estate, partnership, limited liability company, corporation or any other incorporated or unincorporated organization (each a “Person”), a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Borrower; any officer, director, partner or shareholder of Borrower; any relative of any of the foregoing. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

5.5 Licenses. Borrower will also provide to Lender evidence, satisfactory to Lender, of the receipt and maintenance of all necessary local and state licenses (including without limitation state health department licenses), certificates of need, Medicaid and Medicare provider agreements, and evidence of the good standing of the Improvements with the state licensing and Medicare and Medicaid certifying agencies including without limitation copies of finalized Medicare and Medicaid cost reports and any other permits. Borrower shall furnish to Lender upon request from Lender from time to time letters from the appropriate agencies that the Borrower, and any lessee (if applicable) has the authority to be licensed and to operate the Improvements.

5.6 Reports. Borrower shall maintain at all times a system of accounting established and administered in accordance with sound business practices, and deliver, or cause to be delivered, to Lender:

5.6.1 copies of all state and federal tax returns filed by Stockholder and Borrower, within twenty (20) days after the filing thereof.

5.6.2 within twenty (20) days of actual filing or receipt by Stockholder or Borrower, copies of (i) all Medicare and Medicaid cost reports and any amendments thereto, (ii) all responses, audit reports, or inquiries received with respect to such cost reports, and (iii) any and all exceptions filed by the Borrower with respect to such cost reports;

5.6.3 within twenty (20) days of receipt by the Borrower of any of the Improvements, copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached thereto provided in the time period required by the particular agency for submitting a plan of correction), together with any correspondence and/or other documentation of any kind related thereto;

5.6.4 at such reasonable intervals as the Lender may require, such assignments, schedules, statements, reports, certifications, records and other documents with respect to the Collateral in such form and detail as shall be satisfactory to the Lender;

5.6.5 promptly after filing, a copy of each annual report filed in respect of any Plan subject to ERISA;

5.6.6 within ten (10) Business Days of the receipt by Borrower or the manager for the Improvements, a complete and accurate copy of any and all notices (regardless of form) from any licensing and/or certifying agency that license, or Medicare or Medicaid certification of the Improvements is being downgraded to a substandard category, revoked, limited, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, limit or suspend the licenses or certifications of a Improvement;

5.6.7 If requested by Lender, evidence by Borrower of any applicable bed taxes or similar taxes, which if assessed against Borrower, Borrower agrees to pay;

5.6.8 within three (3) business days of receipt, copies of any and all notices (regardless of form) from any licensing and/or certifying agency that any license and/or any Medicare certification and/or any Medicaid certification is being downgraded, revoked or suspended, or that such action is pending or under consideration.

5.7 Existence, Good Standing, and Compliance with Laws. Borrower will do or cause to be done all things necessary (i) to obtain and keep in full force and effect all corporate/limited liability company existence, rights, licenses, privileges, and franchises of Borrower necessary to the ownership of its property or the conduct of its business, and comply with all applicable current and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower; and (ii) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, including the Properties, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by subsection (e) below.

5.8 Taxes and Charges. Borrower will timely file all tax reports and pay and discharge all material taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof, before the same shall be in default and prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, might become a lien or charge upon the properties or any part thereof of Borrower; provided, however, that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim (other than payroll taxes) so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, as determined in the reasonable judgment of Lender, and Borrower shall have set aside on their books adequate reserve therefor; and provided further, that such deferment of payment is permissible only so long as Borrower’s title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s lien and priority on the Collateral are not adversely affected, altered or impaired thereby.

5.9 Insurance. Borrower will carry adequate public liability and professional liability insurance with responsible companies reasonably satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area and such property insurance and other insurance as is required by the Mortgages.

5.10 Maintenance of Properties. Borrower will maintain, keep and preserve the Collateral in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements to the Collateral.

5.11 Notification of Events of Default and Adverse Developments. Borrower promptly will notify Lender upon the occurrence of: (i) any Event of Default; (ii) any event, of which Borrower has, or has reason to have, knowledge, which, with the giving of notice or lapse of time, or both, could constitute an Event of Default; (iii) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (iv) any default claimed by any other creditor for Borrowed Money of Borrower other than Lender; and (v) any other development in the business or affairs of Borrower which may be materially adverse; in each case describing the nature thereof and (in the case of notification under clauses (i) and (ii)) the action Borrower proposes to take with respect thereto.

5.12 Employee Benefit Plans. Borrower will (i) comply with the funding requirements of ERISA with respect to the employee benefit plans (“Plans”) for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (ii) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a “Controlled Group” (as defined in ERISA), may receive from such Governmental Authority with respect to any such Plans, and (iii) promptly advise Lender of the occurrence of any “Reportable Event” (as defined in ERISA) or “Prohibited Transaction” (as defined in ERISA) with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (i) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability; (ii) upon the occurrence of any event which could trigger the assertion of a claim for withdrawal liability against Borrower; and (iii) upon the occurrence of any event which would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

5.13 Places of Business. Borrower shall give thirty (30) days’ prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

5.14 Business Conducted. Borrower shall continue in the business presently conducted by it. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately before the Closing Date, or engage in business or lines of business which are not reasonably related thereto without the prior written consent of Lender, such consent to be withheld or granted based on Lender’s determination in its sole discretion whether such action would have a detrimental impact on (a) Borrower’s ability to repay the Loan and/or (b) the Lender’s rights in the Collateral.

5.15 Litigation and Other Proceedings. Borrower shall give prompt notice to Lender of any litigation or arbitration, or any proceeding before any Governmental Authority, against or affecting Borrower if the amount at issue in any single proceeding is more than $50,000 for any single claim, or if the amounts at issue in all proceedings pending against Borrower at any point in time exceed $250,000 in the aggregate.

5.16 Licensure; Medicaid/Medicare Cost Reports. Borrower will maintain all certificates of need, provider numbers and licenses necessary to conduct its business as currently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and services. If required, all Medicaid/Medicare cost reports will be properly filed. Borrower will not (i) rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Permits for the Improvements; (ii) amend or otherwise change either of the Improvements’ authorized units/beds capacity and/or the number of units/beds approved by the applicable state department of health; (iii) replace or transfer all or any part of either of the Improvements’ units/beds to another site or location; or (iv) voluntarily transfer or encourage the transfer of any resident of any Improvements to any other facility not subject to the Mortgages, unless such transfer is at the request of the resident or is for reasons relating to the health, required level of medical care or safety of the resident to be transferred.

5.17 Further Assurances. Borrower will defend its title to the Collateral against all persons and will, upon request of the Lender, (i) furnish such further assurances of title as may be required by the Lender, (ii) deliver and execute or cause to be delivered and executed, in form and content satisfactory to the Lender, any financing statements, notices, certificates of title, and other documents and pay the cost of filing or recording the same in all public offices deemed necessary by the Lender, as well as any recordation, documentary, or transfer tax required by law to be paid in connection with such filing or recording, and (iii) do such other acts as the Lender may reasonably request in order to perfect, preserve, maintain, or continue the perfection of the Lender’s security interest in the Collateral and/or its priority.

5.18 Management. Borrower shall at all times be the sole manager of the Improvements. Borrower’s agreements and other arrangements with a 3rd party manager or management company with respect to the Improvements shall at all times be governed by a written management agreement. Borrower shall take all actions necessary to ensure that any management agreement and any management fees to be paid thereunder are subject and subordinate in all respects to the liens arising under the Loan Documents. All management fees to be paid to any manager by Borrower shall at all times be (i) fully described and disclosed in the management agreements, and (ii) be paid by Borrower (a) directly to each manager and to no other Person, and (b) not less frequently than quarterly in equal installments. Borrower shall at no time have any agreement or arrangement with any manager with respect to the Improvements which is not set forth in a management agreement. Borrower shall not enter into, modify, change or amend the management agreement without the prior written consent of Lender, which consent Lender may withhold in its sole discretion.

5.19 Lender Preservation of Licenses. From time to time, upon the request of Lender, regardless of whether or not an Event of Default has occurred hereunder or under the other Loan Documents, Borrower shall complete, execute and deliver to Lender any applications, notices, documentation, and other information necessary or desirable, in Lender’s sole judgment, to permit Lender or its designee (including a receiver) to obtain, maintain or renew any one or more of the licenses for the Improvements (or to become the owner of the existing Licenses for the Improvements and to obtain any other provider agreements, licenses or governmental authorizations then necessary or desirable for the operation of the Improvements by Lender or its designee for the licensed use (including without limitation any applications for change or ownership of the existing licenses or change of control of the owner of the existing licenses). Upon an occurrence of an Event of Default, (i) Lender is hereby authorized (without the consent of Borrower) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Lender in accordance with the above provisions to the applicable governmental authorities, or to take such other steps as Lender may deem advisable to obtain, maintain or renew any license or governmental authorization in connection with the operation of the Improvements, and Borrower agrees to cooperate with Lender in connection with the same (ii) Borrower, upon demand by Lender, shall take any action necessary or desirable, in Lender’s sole judgment, to permit Lender or its designee (including a receiver) to use, operate and maintain the Improvements for the licensed use. If Borrower fails to comply with the provisions of this subsection for any reason whatsoever, Borrower hereby irrevocably appoints Lender and its designee as Borrower’s attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Lender’s sole judgment to permit Lender or its designee to undertake Borrower’s obligations under this subsection including without limitation obtaining any licenses or governmental authorizations then required for the operation of the Improvements by Lender or its designee for the licensed use. The foregoing power of attorney is coupled with an interest and is irrevocable and Lender may exercise its rights thereunder in addition to any other remedies which Lender may have against Borrower, or Stockholder as a result of Borrower’s breach of the obligations contained in this subsection.

5.20 Debt Service Coverage Ratio. At the end of each calendar quarter throughout the term of the Loan, Borrower shall have maintained a Debt Service Coverage Ratio of at least 1.12:1.0 for the quarter ending December 31, 2000 and 1.25:1.0 thereafter. For purposes of this covenant, “Debt Service Coverage Ratio” shall mean the ratio of (i) Cash Flow (defined below) from the Facilities (determined as set forth below) to (ii) Debt Service (defined below). The Debt Service Coverage Ratio shall be measured on a quarterly basis beginning with the quarter ending December 31, 2000 and continuing until the Loan is repaid in full. For purposes of this covenant, “Cash Flow” shall mean, for any given accounting period, net income (as determined in accordance with generally accepted accounting principles applied on a basis consistent with prior periods) plus amortization, depreciation, interest, accrued taxes, and management fees. For purposes of this covenant, “Debt Service” shall mean, for any given period, all regularly scheduled interest payments due under all loans to Lender, plus all interest on capital leases, and any other debt permitted pursuant to the terms of the Loan Documents or otherwise permitted in writing by Lender.

5.21 EBITDA. Commencing with a measurement on December 31, 2000, and continuing with measurements on the last day of each quarter thereafter throughout the term of the Loan, Borrower shall have maintained minimum annualized EBITDAs (based upon the preceding six months of operations) as follows:

Quarter Ending	EBITDA

12/31/00 (preceding 3 months)	$1,748,000
3/31/01	$2,644,000
6/30/01	$2,986,000
9/30/01	$2,168,000
12/31/01	$2,780,000
3/31/02	$4,446,000
6/30/02	$4,064,000
9/30/02	$2,730,000
12/31/02	$3,856,000
3/31/03	$6,498,000
6/30/03	$7,150,000

5.22 Working Capital Ratio. At the end of each calendar quarter throughout the term of the Loan, Borrower shall have maintained a Working Capital Ratio of at least 2.15:1. For purposes of this covenant, “Working Capital Ratio” shall mean the ratio of Borrower’s current assets to Borrower’s current liabilities (excluding amounts due and owing under the Loan and the Revolving Loan). The Working Capital Ratio shall be measured on a quarterly basis beginning with the quarter ending December 31, 2000 and continuing until the Loan is repaid in full.

ARTICLE VI

Negative Covenants

6.1 No Amendments. Borrower shall not materially amend, modify or terminate, or permit the amendment, modification or termination of the Borrower’s Articles of Incorporation/Organization and bylaws/operating agreement.

6.2 No Commingling Funds. Borrower shall not commingle the funds related to the Properties with funds from any other property.

6.3 Lienable Work. No excavation, construction, earth work, site work or any other mechanic’s lienable work shall be done to or for the benefit of the Properties, without Lender’s approval except for normal repair and maintenance in the ordinary course of business.

6.4 Conversion. Borrower shall not permit the Properties or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form of ownership.

6.5 Use of Properties. Unless required by applicable law, Borrower shall not permit changes in the use of any part of the Properties from the use existing at the time the Mortgages were executed. Borrower shall not initiate or acquiesce in a change in the plat of subdivision, or zoning classification of the Properties without Lender’s prior written consent.

6.6 Borrowing. Borrower will not create, incur, assume or suffer to exist any lease or liability for borrowed money except: (i) indebtedness to Lender; (ii) indebtedness of Borrower secured by mortgages, encumbrances or liens expressly permitted by Lender; (iii) capital leases existing as of the date of this Agreement, and (iv) capital equipment leases entered into following the date of this Agreement provided that the aggregate amount obligated on all such capital equipment leases does not exceed $300,000 per Borrower facility without the prior written consent of Lender, and (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants. Borrower will not make prepayments on any existing or future indebtedness for borrowed money in excess of $10,000 to any third person or entity (other than Lender).

6.7 Merger. Acquisition, or Sale of Assets. Without the prior written consent of Lender, such consent to be withheld or granted based on Lender’s determination in its sole discretion whether the requisite following actions would have a detrimental impact on (a) Borrower’s ability to repay the Loan and/or (b) the Lender’s rights in the Collateral, Borrower will not Borrower will not: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets (except to the extent no longer used or useful in its business), or the capital stock of any subsidiary of Borrower, whether now owned or hereafter acquired; or (iv) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person.

6.8 Sale and Leaseback. Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without prior written notice to and the prior written consent of Lender, which consent shall not be unreasonably withheld.

6.9 Subsidiaries. Borrower does not have, and will not form, any subsidiary, or make any equity investment in or any loan in the nature of an equity investment to, any other person without prior written notice to and the prior written consent of Lender, which consent shall not be unreasonably withheld.

6.10 Change in Capital Structure. There shall occur no Change in Control (as defined in the Revolving Loan Agreement).

6.11 Contracts and Agreements. Borrower will not become or be a party to any contract or agreement which would breach a covenant in any of the Loan Documents, or breach any other instrument, agreement, or document to which Borrower is a party or by which it is or may be bound.

6.12 Dividends and Distributions. Upon the occurrence of an Event of Default, or if any events or circumstances exist which, after notice, the passage of time or both, would constitute an Event of Default, Borrower will not (a) declare or pay any distributions with respect to, purchase, redeem or otherwise acquire for value, any of its outstanding interests now or hereafter outstanding, or return any capital of its shareholders, nor (b) make any other distributions or pay any fees of any kind to its shareholders, including without limitation distributions of cash that would otherwise be available for distribution under its organizational documents.

6.13 Compliance with ERISA. Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

6.14 Certificates of Need. Borrower will not amend, alter or suspend or terminate or make provisional in any material way, any certificate of need or provider number without prior written notice to and the prior written consent of Lender, which consent shall not be unreasonably withheld.

6.15 Use of Lender’s Name. Borrower will not use Lender’s name (or the name of any of Lender’s affiliates) in connection with any of its business operations. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing contained in the Loan Documents is intended to permit or authorize Borrower to make any contract on behalf of Lender.

6.16 Year One Capital Expenditures. Borrower’s capital expenditures during the twelve month period following closing shall not exceed $2.3 million without the written consent of Lender.

ARTICLE VII

Events of Default; Acceleration of Indebtedness; Remedies

7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

7.1.1 Failure of Borrower to pay, within five (5) days of the due date, any of the payment obligations of Borrower to Lender (“Indebtedness”), including any payment due under the Note and any other Loan Document; or

7.1.2 Failure of Borrower to strictly comply with the provisions of Sections 5.1, 5.4, 5.5, 5.17, 5.19, 5.20, 5.21 or 5.22 of this Agreement or a misrepresentation, when made, under any of Sections 4.16, 4.17, 4.19, 4.20, 4.21, 4.22, 4.24, or 4.34 of this Agreement; or

7.1.3 Breach of any covenant other than as set forth in subsections 7.1.1 and 7.1.2 above which is not cured within thirty (30) days after notice; provided, however, if such breach cannot by its nature be cured within thirty (30) days, and Borrower diligently pursues the curing thereof (and then in all events cures such failure within sixty (60) days after the original notice thereof). Borrower shall not be in default hereunder; or

7.1.4 If any representation or warranty made by Borrower in this Note (other than as set forth in subsection 7.1.2 above) or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection herewith or therewith proves to have been incorrect or misleading in any material respect when made, which default shall have continued unremedied for a period of twenty (20) days after written notice from Lender; or

7.1.5 Borrower shall (i) apply for, or consent in writing to, the appointment of a receiver, trustee or liquidator; or (ii) file a voluntary petition seeking relief under the Bankruptcy Code, or be unable, or admit in writing Borrower’s inability, to pay their debts as they become due; or (iii) make a general assignment for the benefit of creditors; or (iv) file a petition or an answer seeking reorganization or an arrangement or a readjustment of debt with creditors, apply for, take advantage, permit or suffer to exist the commencement of any insolvency, bankruptcy, suspension of payments, reorganization, debt arrangement, liquidation, dissolution or similar event, under the law of the United States or of any state in which Borrower is a resident; or (v) file an answer admitting the material allegations of a petition filed against Borrower in any such bankruptcy, reorganization or insolvency case or proceeding, or (vi) take any action authorizing, or in furtherance of, any of the foregoing; or

7.1.6 Either (i) an involuntary case is commenced against Borrower and the petition is not contested within ten (10) days or is not dismissed within sixty (60) days after the commencement of the case or (ii) an order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Borrower bankrupt or insolvent, or appointing a receiver, trustee or liquidator of Borrower or of all or substantially all of the assets of Borrower and the order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days or shall not be discharged within ten (10) days after the expiration of any stay of such order, judgment, or decree; or

7.1.7 Any obligation of Borrower for the payment of borrowed money in excess of $100,000 is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event that, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable; or

7.1.8 One or more final judgments against Borrower or attachments against its property not fully and unconditionally covered by insurance shall be rendered by a court of record and shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of thirty (30) days; or

7.1.9 Borrower ceases any material portion of its business operations as presently conducted; or

7.1.10 There shall occur a material adverse change in the financial condition or business prospects of Borrower, which default shall have continued unremedied for a period often (10) days after written notice from Lender; or

7.1.11 The occurrence of a default and the expiration of any cure period applicable thereto under any Loan Document.

7.1.12 Borrower shall repay the Revolving Loan in full or otherwise terminate the Revolving Loan Agreement.

7.2 Acceleration; Remedies. Upon the occurrence of an Event of Default at the option of Lender, the Indebtedness shall become immediately due and payable without notice to Borrower and Lender shall be entitled to all of the rights and remedies provided in the Loan Documents or at law or in equity. Each remedy provided in the Loan Documents is distinct and cumulative to all other rights or remedies under the Loan Documents or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

ARTICLE VIII

Miscellaneous

8.1 Expenditures and Expenses. Borrower shall promptly pay, following written notice from Lender, all reasonable Costs (defined below) incurred by Lender in connection with the documentation, modification, workout, collection or enforcement of the Loan or any of the Loan Documents (as applicable) and all such Costs shall be included as additional Indebtedness bearing interest at the Default Rate set forth in the Note until paid. For the purposes hereof “Costs” means all expenditures and expenses which may be paid or incurred by or on behalf of Lender including repair costs, payments to remove or protect against liens, attorneys’ fees

(including fees of Lender’s inside counsel), receivers’ fees, engineers’ fees, accountants’ fees, independent consultants’ fees (including environmental consultants), all costs and expenses incurred in connection with any of the foregoing, Lender’s out-of-pocket costs and expenses related to any audit or inspection of the Properties, outlays for documentary and expert evidence, stenographers’ charges, stamp taxes, publication costs, and costs (which may be estimates as to items to be expended after entry of an order or judgment) for procuring all such abstracts of title, title and UCC searches, and examination, title insurance policies, and similar data and assurances with respect to title as Lender may deem reasonably necessary either to prosecute any action or to evidence to bidders at any foreclosure sale of the Properties the true condition of the title to, or the value of, the Properties.

8.2 Disclosure of Information. Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Properties) any and all information which Lender may have with respect to the Properties and Borrower, whether provided by Borrower, the Stockholder or any third party or obtained as a result of any environmental assessments. Borrower and the Stockholder agree that Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrower and the Stockholder, on behalf of themselves and their successors and assigns, hereby release and discharge Lender from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party.

8.3 Sale of Loan. Lender, at any time and without the consent of Borrower or the Stockholder, may grant participations in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loan, this Agreement and the other Loan Documents, any guaranties given in connection with the Loan and any collateral given to secure the Loan.

8.4. Forbearance by Lender Not a Waiver. Any forbearance by Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Lender’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Lender shall not be a waiver of Lender’s right to accelerate the maturity of the Loan, nor shall Lender’s receipt of any awards, proceeds, or damages the Mortgage operate to cure or waive Borrower’s or the Stockholder’s default in payment of sums secured by any of the Loan Documents. With respect to all Loan Documents, only waivers made in writing by Lender shall be effective against Lender.

8.5 GOVERNING LAW: CONSENT TO JURISDICTION. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT RESPECT TO ANY OTHERWISE APPLICABLE CONFLICTS-OF-LAWS PRINCIPLES, BOTH AS TO INTERPRETATION AND PERFORMANCE, AND THE PARTIES EXPRESSLY CONSENT AND AGREE TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND

AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND AND TO THE LAYING OF VENUE IN MARYLAND, WAIVING ALL CLAIMS OR DEFENSES BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENT FORUM OR THE LIKE. BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAILING A COPY OF THE SUMMONS TO BORROWER, BY CERTIFIED OR REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER’S ADDRESS SET FORTH IN SECTION 19 ABOVE. BORROWER FURTHER WAIVES ANY CLAIM FOR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY LENDER IN GOOD FAITH. ANY MATTERS AFFECTING THE ENFORCEMENT OR INTERPRETATION OF LENDER’S SECURITY INTEREST IN THE COLLATERAL SHALL (TO THE EXTENT NOT GOVERNED BY MARYLAND LAW PURSUANT TO THE AGREEMENT SET FORTH HEREIN) BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE COLLATERAL IS LOCATED.

8.6 CONFESSION OF JUDGMENT. BORROWER IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF RECORD, OR THE PROTHONOTARY, CLERK OR SIMILAR OFFICER OF ANY COURT IN ANY COUNTY OF THE STATE OF MARYLAND OR OF BALTIMORE CITY, MARYLAND, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, AS ATTORNEY FOR BORROWER, AS WELL AS FOR ANY PERSONS CLAIMING UNDER, BY OR THROUGH BORROWER, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT (AS CERTIFIED BY LENDER), TO APPEAR FOR BORROWER IN ANY SUCH COURT IN ANY SUCH ACTION BROUGHT AGAINST BORROWER AT THE SUIT OF LENDER TO CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF LENDER IN THE FULL AMOUNT DUE UNDER THIS AGREEMENT PLUS ATTORNEYS FEES FOR FIFTEEN PERCENT (15%) OF THE AMOUNT DUE, PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF BORROWER FOR PRIOR HEARING. BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS LENDER SHALL DEEM NECESSARY, CONVENIENT AND PROPER.

8.7 Relationship. The relationship between Lender and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to any other party.

8.8 Indemnity. Borrower shall indemnify, protect, hold harmless and defend Lender, its successors, assigns, shareholders, directors, officers, employees, and agents from and against any and all loss, damage, cost, expense (including attorneys’ fees), and claims arising out of or in connection with (a) the Properties, (b) the Collateral, (c) any act or omission of Borrower, any Stockholder, or their respective employees or agents, whether actual or alleged, and (d) any and all brokers’ commissions or other costs of similar type by any party in connection with the Loan, in each case except to the extent arising from the indemnitee’s gross negligence or willful misconduct. Upon written request by an indemnitee, Borrower will undertake, at its own costs and expense, on behalf of such indemnitee, using counsel satisfactory to the indemnitee, the defense of any legal action or proceeding whether or not such indemnitee shall be a party and for which such indemnitee is entitled to be indemnified pursuant to this section. At Lender’s option, Lender may, at Borrower’s expense, prosecute or defend any action involving the priority, validity or enforceability of any of the Loan Documents.

8.9 Notice. Any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 3:00 p.m. EST on a business day; provided that a hard copy of such notice is also sent pursuant to (c) or (d) below; (c) if by overnight courier, on the first business day after delivery to the courier; or (d) if by U.S. Mail, certified or registered mail, return receipt requested on the fourth (4th) day after deposit in the mail postage prepaid.

Notices to Borrower:	c/o Healthmont, Inc.
Gateway Building, Suite 310
Brentwood, Tennessee 37027
Attn: President
Telephone: 615-309-6900
Telecopy: 615-309-6901

Notices to Lender:	Heller Healthcare Finance, Inc.
Loan No.
2 Wisconsin Circle, Suite 400
Chevy Chase, Maryland 20815
Attn: General Counsel
Telecopy: (301) 664-9866

and to:	Heller Financial, Inc.
Real Estate Financial Services
500 West Monroe Street
Chicago, Illinois 60661
Attn: Kevin McMeen, Senior Vice President
Telecopy: (312) 441-7119

8.10 Successors and Assigns Bound; Agents; and Captions. The covenants and agreements contained in the Loan Documents shall bind, and the rights thereunder shall inure to,

the respective successors and assigns of Lender, Borrower and the Stockholder, subject to the provisions of this Agreement. In exercising any rights under the Loan Documents or taking any actions provided for therein, Lender may act through its employees, agents or independent contractors as authorized by Lender. The captions and headings of the paragraphs and sections of this Agreement are for convenience only and are not to be used to interpret or define the provisions hereof.

8.11 Terms and Usage. As used in the Loan Documents “business day” means any day, other than a Saturday or a Sunday, when banks in Chicago, Illinois are not required or authorized to be closed.

8.12 Time of Essence. Time is of the essence of this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

8.13 WAIVER OF TRIAL BY JURY. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE LENDER IN EXTENDING CREDIT TO THE BORROWER, THAT THE LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAVIER.

8.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and together shall constitute the Agreement.

8.15 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

[SIGNATURES ON FOLLOWING PAGE]

The parties hereto have executed this Agreement or has caused the same to be executed by their duly authorized representatives under seal as of the date first above written.

LENDER:

HELLER HEALTHCARE FINANCE, INC. a Delaware corporation

By:	/s/ DAVID G. MOORE

Name:	DAVID G. MOORE
Title:	SENIOR VICE PRESIDENT

BORROWER:

HEALTHMONT, INC. a Tennessee corporation

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	CEO

HEALTHMONT OF GEORGIA, INC. a Tennessee corporation

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	President

HEALTHMONT OF TEXAS, INC. a Tennessee corporation

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	President

HEALTHMONT OF TEXAS I, LLC, a Tennessee limited liability company

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	Chief Manager

HEALTHMONT OF OREGON I, INC. a Tennessee corporation

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	President

HEALTHMONT OF OREGON II, INC. a Tennessee corporation

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	President

HEALTHMONT OF OREGON III, INC. a Tennessee corporation

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	President

HEALTHMONT OF OREGON IV, LLC, a Tennessee limited liability company

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	Chief Manager

HEALTHMONT OF OREGON V, LLC, a Tennessee limited liability company

By:	/s/ TIMOTHY S. HILL	(Seal)

Name:	Timothy S. Hill
Its:	Chief Manager